NEWS ANNOUNCEMENT

CONTACT:
Barry Knepper
Chief Executive Officer
Phone 212-265-3600
Fax   212-581-7748

FOR IMMEDIATE RELEASE

              UNITEL VIDEO NO LONGER IN NEGOTIATIONS REGARDING SALE
                                       OF
                                 MOBILE DIVISION

NEW YORK, August 16, 1999 - Unitel Video, Inc. ("Unitel") (ASE:UNV), a leading provider of studio, mobile and post-production services for the entertainment industry, reported today that it is no longer involved in negotiations with National Mobile Television, Inc. ("NMT") regarding a sale of the mobile television production assets of Unitel Mobile Video, a division of Unitel. Unitel previously announced that it had reached an agreement in principle for NMT to acquire the mobile television production assets of Unitel Mobile Video and that Unitel and NMT were pursuing the negotiation of a definitive purchase and sale agreement.

Unitel also announced that it has reached an agreement in principle to sell its owned real estate located in California the proceeds from which will be used to repay certain indebtedness.

Unitel is a leading provider of studio and mobile production facilities and post-production services to virtually every major entertainment company in the United States. Unitel's studio division comprises four production studios in New York City that are used by leading network, cable and syndicated television producers. Unitel's mobile division, with eleven units, provides on-location services for the taping and live telecasting of sports, musical, entertainment and cultural events throughout North America. Unitel also provides post-production services to producers of theatrical films, television programs and corporations through its New York based post-production facility

This news announcement contains certain forward-looking statements under federal securities laws which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by several factors, and, accordingly, Unitel's actual performance and results may vary from those stated herein.